                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of
                              FORE Systems, Inc.
                                      at
                               $35.00 Per Share
                                      by
                             GEC Acquisition Corp.

                         A Wholly Owned Subsidiary of

                               GEC Incorporated

                         A Wholly Owned Subsidiary of
                     The General Electric Company, p.l.c.
     (Not affiliated with the U.S. based corporation with a similar name)

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, MAY 27, 1999, UNLESS THE OFFER IS EXTENDED.


 THE  BOARD  OF   DIRECTORS  OF  FORE  SYSTEMS,  INC.   (THE  "COMPANY")  HAS
   UNANIMOUSLY APPROVED  THE OFFER  AND THE  MERGER REFERRED TO  HEREIN AND
    DETERMINED THAT  THE TERMS OF  THE OFFER AND  THE MERGER ARE  FAIR TO,
      AND IN THE BEST INTERESTS OF,  THE STOCKHOLDERS OF THE COMPANY AND
       RECOMMENDS  THAT THE  STOCKHOLDERS ACCEPT  THE OFFER AND  TENDER
         THEIR SHARES (AS DEFINED HEREIN).

 THE  OFFER IS  CONDITIONED UPON,  AMONG  OTHER THINGS,  THERE BEING  VALIDLY
   TENDERED  AND NOT WITHDRAWN  PRIOR TO THE EXPIRATION  OF THE OFFER  SUCH
     NUMBER  OF SHARES THAT WOULD CONSTITUTE  AT LEAST A MAJORITY  OF ALL
       OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

  If a stockholder desires to tender Shares and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                     The Dealer Manager for the Offer is:
                            Warburg Dillon Read LLC

April 30, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INTRODUCTION..............................................................   1
   1. Terms of the Offer..................................................   3
   2. Procedure for Tendering Shares......................................   4
   3. Withdrawal Rights...................................................   7
   4. Acceptance for Payment and Payment..................................   7
   5. Certain Federal Income Tax Consequences.............................   9
   6. Price Range of the Shares; Dividends on the Shares..................  10
   7. Effect of the Offer on the Market for the Shares; Stock Quotation;
      Exchange Act Registration; Margin Regulations.......................  11
   8. Certain Information Concerning the Company..........................  12
   9. Certain Information Concerning the Purchaser, Parent and GEC,
   p.l.c..................................................................  14
  10. Source and Amount of Funds..........................................  16
  11. Contacts and Transactions with the Company; Background of the
   Offer..................................................................  17
  12. Purpose of the Offer; the Merger Agreement; the Stock Option
     Agreement; the Stockholder Agreement; Other Agreements; Plans for the
     Company..............................................................  19
  13. Dividends and Distributions.........................................  30
  14. Certain Conditions of the Offer.....................................  31
  15. Certain Legal Matters...............................................  32
  16. Fees and Expenses...................................................  36
  17. Miscellaneous.......................................................  36

Schedule I--Directors and Executive Officers

To the Holders of Shares of
FORE Systems, Inc.

                                 INTRODUCTION

  GEC Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of GEC Incorporated, a Delaware corporation ("Parent"), which is a wholly owned subsidiary of The General Electric Company, p.l.c., a public limited company organized under the laws of England and Wales ("GEC, p.l.c."), hereby offers to purchase all outstanding shares of Common Stock (the "Common Stock"), par value $.01 per share (the "Shares"), of FORE Systems, Inc., a Delaware corporation (the "Company"), at $35.00 per Share (the "Offer Price"), net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 26, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company (the "Surviving Corporation") surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock, and Shares owned by Parent or any direct or any indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive $35.00 in cash (the "Per Share Merger Consideration"), without interest thereon. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to any affiliate of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement. The Merger is subject to a number of conditions, including the adoption of the Merger Agreement by stockholders of the Company, if required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

  Simultaneously with entering into the Merger Agreement, the Purchaser and the Company have entered into a Stock Option Agreement dated as of April 26, 1999, pursuant to which the Company has granted the Purchaser an option (the "Option") to purchase up to 19.9% of the outstanding Shares of the Company at a price per Share equal to the Offer Price. The Option is exercisable in most cases when the Termination Fee (as defined herein) is payable under the Merger Agreement. In addition, the Option is exercisable following the Purchaser's acceptance of Shares for payment pursuant to the Offer to the extent the effect of such exercise would result in Parent owning, directly or indirectly, immediately after such exercise 90% of the then outstanding Shares. In addition, on April 26, 1999, Parent and the Purchaser entered into a Stockholder Agreement (the "Stockholder Agreement") with two of the founding stockholders of the Company (the "Founding Stockholders"), pursuant to which each Founding Stockholder has agreed, among other things, to sell to the Purchaser all the Shares that he beneficially owns at a price per Share equal to the Offer Price. The Founding Stockholders have also agreed to tender such Shares in the Offer at a price per Share equal to the Offer Price if directed to do so by the Purchaser. The Founding Stockholders collectively own approximately 4.2% of all outstanding Shares.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Parent will pay all fees and expenses of Warburg Dillon Read LLC, which is acting as Dealer Manager (the "Dealer Manager" or "Warburg Dillon Read"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The Board of Directors of the Company (the "Board") has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the Board in arriving at its decision to approve the Offer and the Merger and to recommend that stockholders of the Company accept the Offer and tender their Shares are described in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which also is being mailed to stockholders of the Company. The Company's financial advisor, Goldman, Sachs & Co. ("Goldman Sachs") has delivered its opinion to the Board dated April 26, 1999 that, as of such date, and subject to the conditions and limitations set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view. Such opinion is set forth in full as an exhibit to the Schedule 14D-9.

  The Company has advised Parent and the Purchaser that each member of the Board and each of the Company's executive officers intends to tender all Shares owned by such persons pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of all outstanding Shares on a fully diluted basis (the "Minimum Condition"), (b) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or been terminated (the "HSR Act Condition"), (c) the period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") relating to the determination of any threat to national security having expired or terminated, and CFIUS not having taken any action or made any recommendation to the President of the United States to block or to prevent consummation of the Offer or the Merger, in each case under Section 721 of the Defense Production Act of 1950, as amended (the "Exon-Florio Act") (the "Exon-Florio Act Condition") and (d) receiving the regulatory and antitrust clearances that are described in greater detail in
Section 4 from the applicable authorities in Germany, Italy, Ireland, Sweden and the United Kingdom (the "European Regulatory Conditions" and, collectively, with the HSR Act Condition and the Exon-Florio Condition, the "Regulatory Conditions"). The Purchaser reserves the right (subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC")) to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Shares necessary to satisfy the Minimum Condition. For purposes herein, Shares on a fully diluted basis means all outstanding Shares, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into Shares. See Sections 1 and 14.

  The Company has informed the Purchaser that, as of April 26, 1999, there were 116,519,333 Shares outstanding and 21,815,997 Shares authorized for issuance pursuant to the exercise of outstanding options to purchase Shares ("Stock Options"). As a result, as of such date, the Minimum Condition would be satisfied if the Purchaser acquired 69,167,666 Shares.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1.Terms of the Offer

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, May 27, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  The Purchaser expressly reserves the right to modify the terms of the Offer, except that without the consent of the Company, the Purchaser shall not (a) reduce the number of Shares to be subject to the Offer, (b) reduce the Offer Price, (c) modify or add to the conditions to the Offer in any manner adverse to the holders of the Shares, (d) except as provided in the next paragraph, extend the Offer, (e) change the form of consideration payable in the Offer or
(f) otherwise amend the Offer in any manner adverse to the holders of Shares.

  Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (a) extend the Offer, if at the scheduled Expiration Date of the Offer (the initial scheduled Expiration Date being 20 business days following the commencement of the Offer), any of the conditions to the Purchaser's obligation to accept for payment, and pay for, Shares are not satisfied, until such time as such conditions are satisfied or waived; provided, however, that the Expiration Date shall not be later than the Termination Date (as defined herein) as a result of such extension, (b) extend the Offer for a period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under clause (a) of this sentence, if on the date of such extension (x) less than 90% of the outstanding Shares on a fully diluted basis have been validly tendered and not properly withdrawn pursuant to the Offer and (y) the Purchaser has permanently waived all of the conditions to the Offer (other than the conditions that are not legally capable of being waived and conditions that have not been satisfied because of the willful or intentional action or inaction of the Company) and (c) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. If on any scheduled Expiration Date, any of the conditions of the Offer have not been satisfied or waived and such unsatisfied conditions are still capable of being satisfied, the Company may require Purchaser to extend the Expiration Date for a period of not more than 10 business days; provided, however, that Purchaser shall not be required to extend the Expiration Date later than the Termination Date.

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

  If by 12:00 Midnight, New York City time, on Thursday, May 27, 1999 (or any date or time then set as the Expiration Date), any of or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the SEC, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer, except if required to do so. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time on the next business day after the previously schedule Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, subject to the Merger Agreement, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  The Company has provided or will provide the Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holder of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.Procedure for Tendering Shares

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary), in each case prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) of Shares (which term for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will any interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 26, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, GEC, p.l.c., the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.Withdrawal Rights

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, June 28, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, GEC, p.l.c., the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.Acceptance for Payment and Payment

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 3, promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and the Exon-Florio Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer.

  GEC, p.l.c. will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after day such form is filed, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from GEC, p.l.c. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by GEC, p.l.c. with such request. See Section 15.

  The Purchaser and the Company will make a filing under the Exon-Florio Act. The time period for CFIUS to determine whether to undertake an investigation will expire on the 30th day following the acceptance of such filing by CFIUS. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within forty-five days after such determination. The President has fifteen days following the presentation by CFIUS of its recommendation to the President in which to suspend or prohibit the proposed acquisition or seek other appropriate relief. See Section 15.

  In addition, GEC, p.l.c. is seeking confirmation, in terms satisfactory to GEC, p.l.c. and the Company, from the U.K. Office of Fair Trading ("OFT") that it is not the intention of the U.K. Secretary of State for Trade and Industry ("Secretary of State") to refer the proposed acquisition of the Company to the U.K. Competition Commission under the U.K. Fair Trading Act 1973. There is an informal timetable of up to 45 working days from the date of notification for the Secretary of State to make his decision. The Offer is conditioned upon receiving such confirmation or, in any case, receiving the approval of the proposed acquisition from the applicable U.K. authorities.

  The proposed acquisition of the Company is also being notified to the German Federal Cartel Office ("FCO") pursuant to the German Act Against Restraints on Competition (the "German Act"). The FCO has one month from the date of notification under the German Act to notify the parties that it has entered into a detailed examination of the proposed acquisition (which can last a maximum of a further three months) or the FCO may issue a confirmation that the conditions for a prohibition in section 36 paragraph 1 of the German Act are not fulfilled. The Offer is conditioned upon receiving such confirmation, or if no such confirmation is received, the one month time limit having expired without being notified by the FCO that is entered into such detailed examination or, in any case, receiving the approval of the proposed acquisition from the applicable German authorities.

  The proposed acquisition may be notified to the Irish Minister for Enterprise, Trade & Employment (the "Irish Minister") pursuant to the Mergers, Take-Overs and Monopolies (Control) Act, 1978 (as amended) (the "Irish Takeovers Act"). Where applicable, a notification must be made (by both parties) to the Irish Minister within 30 days of an offer capable of being accepted. The Irish Minister has 30 days from the date of notification in which to decide whether to institute further proceedings by referring the proposed acquisition to the Irish Competition Authority. The Offer is conditioned upon receiving confirmation that the Irish Minister will not institute such proceedings, or if no such confirmation is received, such 30 day period limit expiring without the initiation of such proceedings or, in any case, receiving the approval of the proposed acquisition from the applicable Irish authorities.

  The proposed acquisition of the Company is being notified to the Italian Autorita Garante dell Concorrenza e del Mercato (the "Italian Authority") under Law no. 287 of October 10, 1990. The Italian Authority has 30 days from the date of notification (with the ability to suspend such 30 day term if the information supplied with the notification is incomplete) to notify the parties that it intends to initiate a second stage investigation of the acquisition of the Company or any matters arising therefrom under Article 16 of Law no. 287 of October 10, 1990 (which can last a maximum of a further 75 days, in the case of an opening of a second stage investigation) or to clear the acquisition. The Offer is conditioned upon receiving confirmation that it is not the intention of the Italian Authority to initiate such a second stage investigation or, in any case, receiving the approval of the proposed acquisition from the applicable Italian authorities.

  The proposed acquisition is being notified to the Swedish Competition Authority (the "SCA") under Section 37 of the Swedish Competition Act. The SCA has 30 calendar days from the date of receipt of a complete notification to either adopt a clearance decision or a decision to initiate a phase two investigation. The Offer is conditioned upon receipt of such clearance decision or, if earlier, receipt of confirmation that the SCA will not initiate such a phase two investigation or, in any case, receiving the approval of the proposed acquisition from the applicable Swedish authorities.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other holder of Shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price of any Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to an affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.Certain Federal Income Tax Consequences

  The following is a general discussion of certain United States Federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. Except as specifically noted, this discussion applies only to a U.S. Holder.

  A "U.S. Holder" means a holder of Shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a holder of Shares that is not a U.S. Holder.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer (or canceled pursuant to the Merger).

  Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to a maximum Federal income tax rate of (i) 39.6% if, at the time the Purchaser accepts the Shares for payment (or the Shares are canceled pursuant to the Merger) the stockholder held the Shares for not more than one year and (ii) 20% if the stockholder held such Shares for more than one year at such time. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

  A stockholder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "--Backup Withholding" under Section 2.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

  The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as Non-U.S. Holders, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction and persons that have a functional currency other than the U.S. dollar, and may not apply to a holder of Shares in light of individual circumstances. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.Price Range of the Shares; Dividends on the Shares

  The Shares are quoted on the Nasdaq National Market under the symbol "FORE".

  The following table sets forth the range of high and low sale prices per Share as reported on the Nasdaq National Market for the fiscal periods indicated. The information set forth in the table has been adjusted retroactively to reflect a two-for-one stock split which occurred on June 3, 1996.

                                                                 Price of Shares
                                                                 ---------------
                                                                  High     Low
                                                                 ------- -------
   Fiscal Year
   1997
     First Quarter (ended June 30, 1996)........................ $44.750 $27.250
     Second Quarter (ended September 30, 1996)..................  43.625  23.500
     Third Quarter (ended December 31, 1996)....................  43.500  30.375
     Fourth Quarter (ended March 31, 1997)......................  36.000  14.375
   1998
     First Quarter (ended June 30, 1997)........................ $17.875 $10.000
     Second Quarter (ended September 30, 1997)..................  21.500  13.250
     Third Quarter (ended December 31, 1997)                      21.813  13.250
     Fourth Quarter (ended March 31, 1998)                        17.938  13.625
   1999
     First Quarter (ended June 30, 1998)........................ $26.750 $15.500
     Second Quarter (ended September 30, 1998)..................  28.000  14.750
     Third Quarter (ended December 31, 1998)....................  20.500   9.250
     Fourth Quarter (ended March 31, 1999)......................  22.063  12.500
   2000
     First Quarter (through April 29, 1999).....................  34.625  19.000

  On April 23, 1999, the last full trading day before the first public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $24.50 per Share. The Offer Price of $35.00 represents a 43% premium over this closing price. On April 29, 1999, the last full trading day before the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $33.625 per Share.

  The Purchaser has been advised by the Company that the Company has never paid any cash dividends on the Shares.

  Stockholders are urged to obtain current market quotations for the Shares.

7. Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin Regulations

  Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which among other things require that an issuer have either (i) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5,000,000 and net tangible assets of at least $4,000,000 and at least two registered and active market makers for the shares or (ii) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15,000,000 and either (x) a market capitalization of at least $50,000,000 or (y) total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market markers. The Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If public quotation and registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be quoted and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8.Certain Information Concerning the Company

  According to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, the Company is a Delaware corporation and is a leader in the design, development, manufacture and sale of high-performance networking products based on Asynchronous Transfer Mode ("ATM") technology. ATM provides significantly greater scalability, total capacity and resiliency than conventional networking technologies. ATM improves the performance of today's network applications, and also enables new applications that integrate video, audio and data communications. The Company believes that it currently offers the most comprehensive ATM product line available, including ForeRunner(R) ATM switches for enterprise applications, TNX(TM) ATM switches for service provider applications, PowerHub(R) local area network ("LAN") switches, ES-2810/3810 and 4810 Ethernet switches for ATM connectivity, TS-2800 switches for token ring to ATM connectivity, ForeRunner ATM adapter cards, CellPath(TM) wide area network ("WAN") multiplexing products for WAN access, ForeThought(R) internetworking software, ForView(R) network management software and StreamRunner(TM) ATM video products. The Company's networking products enable customers to connect computers to form clusters, workgroups and LANs, to build backbones for enterprise-wide networks and to provide transparent, end-to-end LAN and WAN connectivity. The Company's networking products are designed to be both flexible and scalable, allowing customers to increase the capacity and extend the utility of their existing networks or to install a new ATM-based network. The Company's principal offices are located at 1000 FORE Drive, Warrendale, Pennsylvania 15086-7502.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries, which is excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, and the Company's Report on 10-Q for the nine months ended December 31, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                               FORE SYSTEMS INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (Dollars in thousands, except per share data)

                                  Nine Months
                               Ended December 31,     Year Ended March 31,
                               ------------------- ---------------------------
                                 1998       1997     1998     1997      1996
                               ---------  -------- -------- --------  --------
Revenue....................... $ 444,208  $327,161 $458,369 $395,347  $235,189
Gross profit.................. $ 243,023  $182,839 $255,196 $226,229  $136,523
Merger-related expenses....... $     --   $    --  $    --  $  1,747  $ 29,375
Purchased research and
 development.................. $ 199,316  $    --  $    --  $    --   $    --
Restructuring charges......... $   5,100  $    --  $    --  $    --   $    --
Income from operations........ $(166,991) $ 23,335 $ 36,572 $ 61,637  $ 10,689
Litigation settlement
 charges...................... $     --   $    --  $    --  $ (8,257) $    --
Net income.................... $(168,005) $ 22,002 $ 35,155 $ 41,470  $  9,737
Net income per common share--
 basic........................ $   (1.61) $   0.22 $   0.35 $   0.45  $   0.12
Net income per common share--
 diluted...................... $   (1.61) $   0.22 $   0.35 $   0.41  $   0.11
Total assets.................. $ 704,820  $585,710 $621,207 $538,577  $424,362
Total liabilities............. $ 148,049  $ 95,663 $114,189 $ 84,398  $ 88,372
Total stockholders' equity.... $ 556,771  $490,047 $507,018 $454,179  $335,990


  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10049 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, Parent and GEC, p.l.c. do not have any knowledge that any information is untrue, none of the Purchaser, Parent or GEC, p.l.c. takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  Certain Company Projections. During the course of discussions between representatives of GEC, p.l.c. and the Company, the Company provided GEC, p.l.c. or its representatives with certain non-public business and financial information about the Company. The following is a summary of selected projected financial information provided by the Company.

                                                               Projections for
                                                              Year Ending March
                                                                     31,
                                                              ------------------
                                                              2000  2001   2002
                                                              ---- ------ ------
                                                                (In millions,
                                                               except per share
                                                                    data)
      Net sales.............................................. $901 $1,171 $1,522
      Net income.............................................  105    142    188
      Net income per share................................... 0.85   1.13   1.44

  The Company has advised the Purchaser, Parent and GEC, p.l.c. that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to GEC, p.l.c. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser, Parent or GEC, p.l.c. or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Purchaser, Parent or GEC, p.l.c. or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, Parent or GEC, p.l.c. or any other person who received such information considers it an accurate prediction of future events. None of the Company, the Purchaser, Parent or GEC, p.l.c. intends to update, revise or correct such projections if they become inaccurate (even in the short term).

9.Certain Information Concerning the Purchaser, Parent and GEC, p.l.c.

  The Purchaser, a Delaware corporation, was recently incorporated for the purpose of acting as an acquisition vehicle. It has not conducted any unrelated activities since its incorporation. The principal executive office of the Purchaser is located at 1500 Mittel Boulevard, Wood Dale, IL 60191-1073 (c/o Videojet Systems International, Inc.). All outstanding shares of common stock of Purchaser are owned by Parent.

  The principal executive office of Parent, a Delaware corporation and a wholly owned indirect subsidiary of GEC, p.l.c., is located at 1500 Mittel Boulevard, Wood Dale, IL 60191-1073 (c/o Videojet Systems International, Inc.). Parent is a holding company of substantially all of the United States operations of GEC, p.l.c. All outstanding shares of common stock of Parent are indirectly owned by GEC, p.l.c.

  GEC, p.l.c. is a public limited company organized under the laws of England and Wales with its principal executive office at One Bruton Street, London WIX 8AQ. GEC, p.l.c., its subsidiaries and associated companies are principally engaged in the provision and support of intelligent electronic systems. On April 27, 1999, GEC, p.l.c. entered into an agreement with British Aerospace Public Limited Company ("British Aerospace") regarding a reconstruction which would involve the separation from GEC, p.l.c. of its aerospace and defense activities and the merger of such activities with British Aerospace. As part of these transactions, GEC, p.l.c. shareholders will receive ordinary shares in and other securities of British Aerospace. This transaction is subject to, among other things, regulatory, court and shareholder approvals. Upon its completion, GEC, p.l.c. will be a high technology company focused on communications and on technology applied to medical and commercial systems. In addition, on April 8, 1999, a wholly owned subsidiary of GEC, p.l.c. completed a tender offer for the common stock of RELTEC Corporation ("RELTEC"). On April 13, 1999, this subsidiary merged with and into RELTEC, and RELTEC became a wholly owned subsidiary of GEC, p.l.c.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and GEC, p.l.c. are set forth in
Schedule I hereto.

  Except as described in this Offer to Purchase, none of the Purchaser, Parent or GEC, p.l.c. (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. See Section 11.

  Except as described in this Offer to Purchase, (a) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement understanding or relationship with any person with respect to any securities of the Company.

   Set forth below is a summary of certain selected consolidated financial information with respect to GEC, p.l.c. for the fiscal years ended March 31, 1996, 1997 and 1998 and the six months ended September 30, 1997 and 1998. The selected consolidated financial information is stated in pounds sterling. Such information is provided for supplemental information purposes only. Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capability of GEC, p.l.c. and its affiliates, the Purchaser believes the financial condition of GEC, p.l.c. and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. On April 29, 1999, The Wall Street Journal reported that, as of April 28, 1999, one pound sterling equaled 1.6145 U.S. dollars.

                                  GEC, p.l.c.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                              ((Pounds) millions)

                                 Six Months
                                    Ended
                                September 30,                   Year Ended March 31,
                         --------------------------- -------------------------------------------
                             1998          1997          1998           1997           1996
                         ------------- ------------- ------------- -------------- --------------
Profit and Loss Data:
  Turnover(1)........... (Pounds)3,352 (Pounds)3,317 (Pounds)7,165 (Pounds)11,147 (Pounds)10,990
  Profit on ordinary
   activities before
   taxation(2)..........         1,393           415         1,028            707            981
  Profit on ordinary
   activities
   attributable to the
   shareholders(2)......         1,108           261           658            408            623

                              at September 30,                 Year Ended March 31,
                         --------------------------- -----------------------------------------
                             1998          1997          1998          1997          1996
                         ------------- ------------- ------------- ------------- -------------
Balance Sheet Data:
  Fixed assets.......... (Pounds)2,805 (Pounds)1,947 (Pounds)1,717 (Pounds)1,919 (Pounds)2,110
  Current assets........         4,703         4,369         4,094         4,240         4,545
  Creditors: due within
   one year.............         2,936         2,311         2,131         2,333         2,462
  Equity shareholders'
   interest.............         3,607         2,887         2,594         2,687         3,112

--------
(1) Turnover for the six months ended September 30, 1997 and 1998 and for the fiscal year ended March 31, 1998 includes share of joint ventures. Turnover for the fiscal years ended March 31, 1996 and 1997 includes share of joint ventures and associates. In the Interim Statement for the six months ended September 30, 1998, Alstom, previously a joint venture, is included as an associate and comparative figures for the six months ended September 30, 1997 and for the fiscal year ended March 31, 1998 have been restated accordingly.
(2) In the Interim Statement for the six months ended September 30, 1998, the adoption of United Kingdom Financial Reporting Standard 12, Provisions, Contingent Liabilities and Contingent Assets resulted in a charge of (Pounds)27m in exceptional items--continuing operations for the six months to September 30, 1997 and the fiscal year ended March 31, 1998. Profit on ordinary activities before taxation and profit on ordinary activities attributable to the shareholders for these periods have been restated accordingly.

 Summary of Certain Significant Differences Between U.K. and U.S. GAAP

  The consolidated accounts of Parent are prepared in accordance with U.K. GAAP, which differs in certain respects from U.S. GAAP. The following is a general summary of the significant differences:

  Goodwill. Under U.K. GAAP for acquisitions prior to March 31, 1998, the excess of the purchase consideration over the fair value of the attributable net assets of the acquired businesses at the acquisition date is written-off against shareholders' equity. In accordance with United Kingdom Financial Reporting Standard ("FRS") 10--Goodwill and Intangible Assets, which applies to financial statements relating to accounting periods ending on or after December 23, 1998, purchased goodwill arising in respect of acquisitions since April 1, 1998 is capitalized and amortized over its useful economic life, not to exceed 20 years.

  Under U.S. GAAP, goodwill arising on acquisitions accounted for under the purchase method is capitalized and amortized using the straight line method over its estimated useful life, not to exceed forty years. Goodwill is computed under U.S. GAAP after ascribing fair values to all assets acquired including identifiable intangible assets.

  Restructuring Costs. Under U.K. GAAP prior to the implementation of FRS 12-- Provisions, Contingent Liabilities and Contingent Assets, provisions were made for severance and other costs related to restructuring at the time the decision to restructure had been made. FRS 12, which applies to financial statements relating to accounting periods ending on or after March 23, 1999, requires an entity to have detailed formal plan and to have raised a valid expectation in those affected that it will carry out the restructuring prior to recording a provision.

  Under U.S. GAAP, the requirements that have to be satisfied prior to charging restructuring costs to income are significant, particularly for employee termination benefits. Those affected must have been informed and must be aware of their termination package. Other actions arising from the restructuring plan and their completion dates have to be identified by the balance sheet date.

  Deferred Taxation. Under U.K. GAAP, deferred taxation is provided at the rates at which the taxation is expected to become payable to the extent that it is expected to crystallize in the foreseeable future.

  Under U.S. GAAP, deferred taxation is provided on a full liability basis at rates at which the taxation would be payable in the relevant future year.

  Pension Expense. U.K. and U.S. GAAP differ notably in the permitted valuation methods and in the way surpluses and deficits are accounted for. Under U.K. GAAP assets are valued at the discounted present value of income streams while under U.S. GAAP market related values are used.

  Dividends. Under U.K. GAAP, dividends are included in the financial statements when recommended by the Board of Directors to the shareholders.

  Under U.S. GAAP, dividends are not included in the financial statements until declared by the Board of Directors.

  Capitalization of Interest. Under U.K. GAAP, interest on borrowings used to finance assets in the course of construction is not required to be included in the cost of the asset.

  Under U.S. GAAP, such interest is capitalized during the period of construction until the date that the asset is placed in service. Such interest cost is amortized over the estimated useful life of the related asset.

10.Source and Amount of Funds

  The Purchaser estimates that the amount of funds required to purchase all outstanding Shares pursuant to the Offer, to pay cash to holders of Stock Options pursuant to the Merger Agreement and to pay fees and expenses related to the Offer will be approximately $4.5 billion ($4.2 billion after taking into account cash available at the Company). The Purchaser will obtain such funds directly or indirectly from GEC, p.l.c. Such funds will be obtained by GEC, p.l.c. from existing cash resources or from borrowings pursuant to the Euro 6,000,000,000 Syndicated Credit Facility dated March 25, 1998 (the "Credit Facility Agreement") among GEC p.l.c., HSBC, p.l.c., HSBC Investment Bank PLC, as Agent, Marine Midland Bank, as U.S. Swingline Agent, and certain other financial institutions. The Credit Facility Agreement includes a 364 day revolving credit facility up to the amount of Euro 1,500,000,000 (the "364 Day Facility") and a five year revolving credit facility up to the amount of Euro 4,500,000,000 (the "Five Year Facility"). Any such borrowings will be unsecured and repayable (with a right to reborrow) on the last day of each borrowing period of up to six months. Such borrowings can be made in Euro, U.K. pounds sterling, U.S. Dollars or in any other currency which is readily available and freely transferable in the London foreign exchange market. The 364 Day Facility will terminate on March 23, 2000 and the Five Year Facility will terminate on March 25, 2003. Any such borrowings would bear interest at a rate equal to the aggregate of the London inter-bank offered rate plus 0.175 percent per annum. On April 29, 1999, The Wall Street Journal reported that, as of April 28, 1999, one Euro equaled
1.0638 U.S. Dollars. The Credit Facility Agreement includes customary covenants and events of default. There are no current plans to refinance any such borrowings made under the Credit Facility Agreement. Parent is a designated borrower under the Credit Facility Agreement. GEC, p.l.c. otherwise intends to make available, directly or indirectly, to the Purchaser funds to enable it to complete the acquisition of all outstanding Shares, upon the terms and conditions set forth in the Merger Agreement.

11. Contacts and Transactions with the Company; Background of the Offer

  On March 4, 1999, representatives of Warburg Dillon Read, on behalf of GEC, p.l.c., contacted Thomas J. Gill, Chief Executive Officer of the Company, in order to determine whether the Company would be interested in discussing a possible acquisition of the Company by GEC, p.l.c. In addition, in early March 1999, Jack Fryer, the Strategic Planning Director of GEC, p.l.c., contacted Robert Musslewhite, the Senior Vice President of Corporate Development of the Company, to arrange a meeting the following week.

  On March 11, 1999, John C. Mayo, Finance Director of GEC, p.l.c., and Mr. Fryer met in London, England with Mr. Gill and Mr. Musslewhite regarding various strategic alternatives, including the sale of the Company. At this meeting, Mr. Mayo and Mr. Fryer were presented with information about the Company's business and product plans.

  On March 17, 1999, representatives of GEC, p.l.c., including Mr. Fryer, met in Pittsburgh, Pennsylvania with Mr. Gill, Mr. Musslewhite and several other executives of the Company. At this meeting, the Company's business and product plans were reviewed. Prior to this meeting, GEC, p.l.c. entered into the Confidentiality Agreement (as defined herein) with the Company under which GEC, p.l.c. agreed, among other things, not to acquire or propose to acquire any securities of the Company or seek a change of control of the management of the Company or the Board, directly or through an affiliate, without the consent of the Board.

  On April 6, 1999, representatives of GEC, p.l.c., including Mr. Mayo and Mr. Fryer, counsel to GEC, p.l.c. and Warburg Dillon Read, met in Pittsburgh, Pennsylvania with Mr. Gill, Dr. Eric Cooper, the Chairman of the Board of Directors of the Company, and representatives of Goldman Sachs. At this meeting, the parties discussed an outline of general terms and structure regarding the potential acquisition of the Company by GEC, p.l.c.

  On April 8, 1999, a meeting among representatives of GEC, p.l.c., including Lord Simpson, Chief Executive Officer of GEC, p.l.c., Mr. Mayo and Mr. Fryer, representatives of Warburg Dillon Read and executives of the Company, including Mr. Gill was held by teleconference. At this meeting, the parties discussed the Company's projections for the fiscal years 2000 and 2001 and the potential synergies inherent in a business combination between the Company and GEC, p.l.c.

  On April 10, 1999, GEC, p.l.c. made a written proposal to acquire the Company. The proposal did not contain a price. The letter transmitting the proposal emphasized GEC, p.l.c.'s experience in completing acquisitions. An attachment to the letter set out a due diligence process and a commitment by GEC, p.l.c. to complete its due diligence review within a three-day time period. The proposal contained protective termination provisions and a grant by the Company of an option to purchase 19.9% of the then outstanding Shares. The letter requested an exclusivity period of sixteen days and expressed a deadline of mid-day on April 11, 1999, following which the proposal would be withdrawn if not accepted.

  On April 13, 1999, a representative of GEC, p.l.c. communicated to a representative of the Company a price per Share in cash at which GEC, p.l.c. would be willing to purchase the Shares and extended the deadline referenced in the April 10 letter to April 13. The proposal was not accepted by the Company.

  On April 21, 1999, Lord Simpson and Mr. Mayo, met with Mr. Gill in Pittsburgh, Pennsylvania to discuss the potential acquisition of the Company by GEC, p.l.c.

  On April 22, 1999, GEC, p.l.c. made a revised written proposal to acquire the Company on substantially the terms set forth in the April 10 proposal. The revised proposal stated that GEC, p.l.c. would complete its due diligence review and execute definitive documents within a four day time period if its offer were accepted and if it was granted an exclusivity period through May 3, 1999. This written proposal requested a response prior to the opening of business on April 23 and increased the cash purchase price per Share proposed by GEC, p.l.c. from the price proposal on April 13. During the night of April 22, Mr. Mayo received a telephone call from Mr. Gill, representatives of Goldman Sachs and representatives of counsel to the Company to discuss the terms of GEC, p.l.c.'s offer and certain modifications thereto requested by the Company. During this conversation, Mr. Mayo was informed that the Company was prepared to accept the proposal made by GEC, p.l.c. and to grant the requested exclusivity period if GEC, p.l.c. raised its price to a specified level and agreed to modify various protective provisions, including a provision which would enable the Company, following execution of definitive agreements, to accept a proposal from any party if such proposal was superior from a financial point of view to the Company's stockholders. Also during this conversation, the scope and scheduling of GEC, p.l.c.'s due diligence review of the Company were discussed.

  On April 23, 1999, GEC, p.l.c. agreed to increase the cash price per Share proposed by GEC, p.l.c. to the level specified by the Company and agreed to the various modifications requested by the Company to the terms that had been proposed by GEC, p.l.c. On this same date, GEC, p.l.c.'s counsel transmitted drafts of the Merger Agreement, Stockholder Agreement and Stock Option Agreement to counsel for the Company and several conversations about these agreements took place between counsel to the Company and counsel to GEC, p.l.c.

  From April 23, 1999 through April 26, 1999, representatives of GEC, p.l.c., its counsel and Warburg Dillon Read undertook a due diligence review of the Company's business and financial condition and engaged in various discussions and meetings with management and employees of the Company and representatives of Company counsel and Goldman Sachs in Pittsburgh. During this period, the Merger Agreement, Stockholder Agreement and Stock Option Agreement were negotiated, finalized and entered into among the respective parties thereto and their counsel.

  On April 26, 1999, Mr. Mayo had a telephone conversation with Mr. Gill and representatives of Goldman Sachs during which Mr. Gill and representatives of Goldman Sachs informed Mr. Mayo that the Offer, the Stockholder Agreement, the Merger Agreement and the Stock Option Agreement were unanimously approved by the Board of Directors of the Company at a meeting that had commenced on April 25, 1999, provided that GEC, p.l.c. would increase the price per Share to $35.00.

  On April 26, 1999, the Board of Directors of GEC, p.l.c. met in London and approved Parent and the Purchaser entering into the Merger Agreement, the Stockholder Agreement and the Stock Option Agreement. Following this meeting, the Merger Agreement, the Stock Option Agreement, the Stockholder Agreement and the employment agreements described in Section 12 were executed and the transaction was publicly announced.

12. Purpose of the Offer; the Merger Agreement; the Stock Option Agreement; the Stockholder Agreement; Other Agreements; Plans for the Company

  Purpose. The purpose of the Offer is to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

  The Merger Agreement. The Merger Agreement provides that following the satisfaction of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive the Per Share Merger Consideration, without interest.

  (1) Vote Required to Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company be approved by the Board and generally by a majority of the holders of the Company's outstanding voting securities. The Board has approved the Offer and the Merger. Consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  (2) Conditions to Obligations of Each Party Under The Merger Agreement. The respective obligations of Parent and the Purchaser to effect the Merger under the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Parent and the Purchaser, in whole or in part, to the extent permitted by applicable law: (a) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law; (b) no court or governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (c) the applicable waiting period under the HSR Act shall have expired or been terminated; and (d) the Purchaser, Parent or their affiliates shall have accepted for payment and purchased Shares pursuant to and subject to the conditions of the Offer.

  (3) Termination of the Merger Agreement. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the stockholders of the Company) prior to the Effective Time: (a) by mutual written consent of Parent, the Purchaser and the Company; (b) by Parent, the Purchaser or the Company if any court of competent jurisdiction or other governmental authority shall have issued a final order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order or other action is or shall have become nonappealable; (c) by Parent or the Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Section 14, the Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without purchasing the Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to July 16, 1999, (the "Termination Date"); (d) by the Company if (i) there shall not have been (x) any breach or breaches of any representation or warranty that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a material adverse effect on the Company or (y) any breach or breaches of a covenant or agreement on the part of the Company under this Agreement or the Stock Option Agreement that, individually or in the aggregate, materially adversely affect (or materially delay) the consummation of the Offer and the Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer without purchasing any Shares pursuant to the Offer or (C) failed to accept for payment Shares pursuant to the Offer prior to the Termination Date, or (ii) prior to the purchase of Shares pursuant to the Offer, concurrently with the execution of an Acquisition Agreement (as defined herein) under the circumstances described below under "Acquisition Proposals", provided that such termination under this clause (ii) shall not be effective unless the Company and the Board shall have complied with all their obligations described below under "Acquisition Proposals" and until payment of the Termination Fee (as defined herein); (e) by Parent or the Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) the Purchaser is entitled to terminate the Offer pursuant to clause (a) under Section 14 ("Certain Conditions of the Offer") there shall have been any breach of any covenant or agreement on the part of the Company under this Agreement or the Stock Option Agreement which materially adversely affects (or materially delays) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires; provided, however, that the Company shall have no right to cure any breach of the provisions described below under "Acquisition Proposals", (iii) the Board or any committee thereof shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or shall have recommended to the Company's stockholders a Third Party Acquisition (as defined herein), or (iv) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the Shares on a fully diluted basis; or (f) by the Company prior to the purchase of any Shares pursuant to the Offer if (i) there shall have been a breach of any representation or warranty in the Merger Agreement on the part of Parent or the Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a breach of any covenant or agreement in the Merger Agreement on the part of Parent or the Purchaser which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires.

  (4) Acquisition Proposals. Pursuant to the Merger Agreement, the Company has agreed that it will not, and will not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates, including any investment banker, attorney or accountant retained by the Company or any of its subsidiaries (collectively, "Representatives") to, directly or indirectly, (a) initiate, solicit or encourage or otherwise facilitate (including by way of furnishing information) or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein), (b) enter into or maintain or continue discussions or negotiate with any person regarding an Acquisition Proposal or in furtherance of such inquiries or to obtain an Acquisition Proposal, or (c) agree to, approve, recommend or endorse any Acquisition Proposal, or authorize or permit any of the Representatives of the Company or any of its subsidiaries to take any such action, and the Company shall promptly notify Parent of any such inquiries and proposals hereafter received by the Company or any of its subsidiaries or by any such Representative, relating to any of such matters; provided, however, that nothing contained in the Merger Agreement shall prohibit the Board, at any time prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer and adoption of the Merger Agreement by the stockholders of the Company, from furnishing information (pursuant to a customary confidentiality agreement no more favorable to the party receiving information than the Confidentiality Agreement (as defined herein) and consistent with the Company's obligations under the Merger Agreement) to, or engaging in discussions or negotiations with, any person in response to an unsolicited bona fide written Acquisition Proposal of such person that the Board determines is reasonably likely to constitute a Qualifying Proposal (as defined herein), if, and only to the extent that, (i) the Board, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board to the stockholders of the Company under applicable law, and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and the Company complies with certain notification provisions of the Merger Agreement. The Company has also agreed to cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by it or its Representatives with respect to any Acquisition Proposal. It is understood that any violation of the restrictions described above by any Representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of the Merger Agreement by the Company.

  The Merger Agreement provides further that, except as described below neither the Board nor any committee thereof shall (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board of the Offer or the Merger, (b) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer or adoption of the Merger Agreement by the stockholders of the Company, the Board may terminate the Merger Agreement but only (a) to the extent that the Board after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board to the stockholders of the Company under applicable law, (b) if the Company and the Board have complied with all the provisions described in this subsection on "Acquisition Proposals", (c) after the second business day following Parent's receipt of written notice advising Parent that the Board is prepared to accept a Qualifying Proposal, specifying the principal terms and conditions of such Qualifying Proposal and identifying the person making such Qualifying Proposal (during which two day period the Company will negotiate in good faith with Parent or Purchaser concerning any amendments proposed by Parent or Purchaser) and (d) if concurrently with such termination, the Company enters into an Acquisition Agreement with respect to such Qualifying Proposal and pays to Parent the Termination Fee.

  In addition, under the Merger Agreement the Company has agreed to promptly advise Parent, orally and in writing, of any request for information or of any Acquisition Proposal, the principal terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company shall keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

  Nothing contained in the Merger Agreement shall prohibit the company from taking and disclosing to the stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which the Board, after consultation with outside legal counsel to the Company, determines in good faith is required by applicable law; provided that neither the Board nor any committee thereof approves or recommends, or publicly proposes to approve or recommend, an Acquisition Proposal unless the Company and the Board have complied with the terms of the Merger Agreement. Notwithstanding anything to the contrary, the Company will duly call, give notice and hold the stockholders meeting, if required by the DGCL, for the purpose of considering and taking action upon this Agreement and the Merger whether or not the Board has determined at any time after the date hereof it is no longer advisable for the stockholders of the Company to adopt the Merger Agreement.

  "Acquisition Proposal" means an inquiry, offer or proposal that is made after the date of the Merger Agreement regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving the
Company: (a) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction;
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of the assets of the Company and its subsidiaries, taken as a whole, or of any Material Business (as defined herein) or of any subsidiary or subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (c) any acquisition of 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities

Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Qualifying Proposal" means any written proposal made by a third party after the date of the Merger Agreement to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the Shares then outstanding or the assets of the Company and its Subsidiaries as an entirety which the Board determines in good faith (x) (based on the advice of a financial advisor of nationally recognized reputation) that such proposal has a reasonable likelihood of being consummated and (y) (based on the written opinion of a financial advisor of nationally recognized reputation) that such proposal would, if consummated, be superior to the Company's stockholders from a financial point of view (taking into account any changes to the financial terms of the Merger Agreement proposed by Parent or Purchaser in response to such proposal) when compared to the Offer, the Merger and the transactions contemplated by the Merger Agreement, taken as a whole. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 15% or more of the net sales, the net income or the assets (including equity securities) of the Company and its subsidiaries taken as a whole. "Third Party Acquisition" means (a) the acquisition of the Company by merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction by any person (which includes for these purposes a "person" as defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (b) the acquisition by a Third Party of more than 50% of the assets of the Company and its subsidiaries taken as a whole; (c) the acquisition by a Third Party of 50% or more of the outstanding Shares or 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (d) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (e) the purchase by the Company or any of its subsidiaries of more than 30% of the outstanding Shares.

  (5) Fees and Expenses. Except with respect to the circumstances described below, the Merger Agreement provides that each of Parent, the Purchaser and the Company will bear its own fees and expenses in connection with the Merger Agreement.

  The Merger Agreement provides that (a) if Parent or the Purchaser terminates the Merger Agreement pursuant to the provisions described above under clause
(e)(i) of "Termination of the Merger Agreement" (other than a termination resulting from an event or circumstance that causes a material adverse effect with respect to the Company after the date of the Merger Agreement, which event or circumstance was not caused by the willful or intentional action or inaction by the Company), the provisions described above under clause (e)(ii) of "Termination of the Merger Agreement" (other than as a result of a breach of the provisions described above under "Acquisition Proposals") or the provisions described under clause (e)(iv) of "Termination of the Merger Agreement", and in any such case, any proposal for a Third Party Acquisition shall have been made on or prior to the date of such termination and in any such case, within 12 months thereafter the Company enters into an agreement with respect to the consummation of, or otherwise consummates, a Third Party Acquisition, (b) Parent or the Purchaser terminates the Merger Agreement pursuant to the provisions described above under clause (e)(ii) of "Termination of the Merger Agreement" as a result of a breach of the provisions described above under "Acquisition Proposals" or pursuant to the provisions described above under clause (e)(iii) of "Termination of the Merger Agreement" or (c) the Company terminates the Merger Agreement pursuant to the provisions described above under clause (d)(ii) of "Termination of the Merger Agreement", then, in each case, the Company (A) shall pay to Parent, within two business days following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination pursuant to the provisions described above under clause (d)(ii) of "Termination of the Merger Agreement", a fee, in cash, of $135 million (a "Termination Fee"); plus, in the event that the Stock Option Agreement terminates in connection with the termination of the Merger Agreement giving rise to the Termination Fee, an additional amount, not in excess of $22.5 million, as reimbursement for Expenses (as defined herein).

  (6) Conduct of Business of the Company. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to:
(a) operate its business in the usual and ordinary course consistent with past practices; (b) use reasonable efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and
(d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  (7) Prohibited Actions by the Company. Under the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Parent, from the date of the Merger Agreement until the Effective Time, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a)(i) increase the compensation payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy or practice of the Company or its subsidiaries as in effect on the date of the Merger Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan (as defined in the Merger Agreement) of the Company or its subsidiaries except as required by applicable law; or (iv) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan of the Company or its subsidiaries; (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company; (c) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary or (ii) any purchase, forfeiture or retirement of Shares or the Stock Options occurring pursuant to the terms (as in effect on the date of the Merger Agreement) of any existing Benefit Plan of the Company or any of its subsidiaries; (d) effect any reorganization or recapitalization, or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests; (e) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote or other voting securities, of the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than issuances of Shares upon the exercise of the Stock Options outstanding at the date of the Merger Agreement in accordance with the terms thereof (as in effect on the date of the Merger Agreement); (f) acquire or agree to acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice); (g) sell, lease, exchange or otherwise dispose of, or grant any lien with respect to any of the properties or assets (including technological assets) of the Company or any of its subsidiaries, except for dispositions of excess or obsolete assets, sales of inventories in the ordinary course of business and consistent with past practice and the licensing of software to customers consistent with past practice; (h) adopt any amendments to its certificate of incorporation or bylaws or other organizational documents; (i) effect any change in any accounting methods, principles or practices of the Company, except as may be required by a change in generally accepted accounting principles, or any change in tax accounting; (j) (i) incur any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other, than to or in the Company or any direct or indirect wholly owned subsidiary of the Company; (k) enter into any contract which, if such contract is entered into, would be a material contract; (l) make or agree to make any new capital expenditure or expenditures other than the capital expenditures contemplated by the Company's annual operating plan for 1999, a copy of which was furnished to Parent prior to the execution of the Merger Agreement; (m) make any non-routine tax election or settle or compromise any material tax liability or refund; (n) (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed with the SEC from April 1, 1997 to the date of the Merger Agreement or incurred in the ordinary course of business consistent with past practice or (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; (o) enter into any new agreements with, or commitments to, insurance brokers or advisers extending beyond one year or extend any insurance policy beyond one year (including, for the avoidance of doubt, the directors' and officers' liability insurance policies described under "Indemnification of Directors"); or (p) agree in writing or otherwise to do any of the foregoing.

  (8) Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Board as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Parent bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected; provided, however, that in the event that the Purchaser's designees are appointed or elected to the Board, until the Effective Time the Board shall have at least two directors who are directors on the date of the Merger Agreement (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancies who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors promptly shall designate two persons to fill such vacancies who shall not be officers, employees, stockholders or affiliates of Parent or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the information statement required under Rule l4f-1 containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which information statement is attached as Schedule I to the Schedule 14D-9. The Purchaser's designees shall be divided between the classes of directors as necessary to comply with the requirements of the Company's bylaws. In connection with the foregoing, the Company shall, at the option of the Purchaser, either increase the size of the Board or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Board as provided above.

  (9) Stock Options. The Merger Agreement provides that upon consummation of the Merger, all then outstanding Stock Options and all Shares subject to a vesting requirement ("Restricted Stock") shall be canceled in exchange for a cash payment to the holder of a Stock Option or Restricted Stock award equal to (a) in the case of Stock Options, the product of (x) the difference between the Per Share Merger Consideration and the per share exercise price of the holder's Company Stock Option multiplied by (y) the number of shares of Company Common Stock subject to the holder's Stock Option and (b) in the case of Restricted Stock, the number of shares of the holder's Restricted Stock times the Per Share Merger Consideration. In the case of all unvested Stock Options, such cash payment shall be made on the date that is 90 days after the Effective Time. Following the expiration of the Offer and the purchase of Shares pursuant thereto and prior to the Effective Time, Parent may, at its option, provide to each holder of an outstanding Stock Option who is an "accredited investor" (within the meaning of the Securities Act of 1933), in lieu of the cash payment pursuant to the foregoing sentence, an alternative, at such holder's option, of converting such Stock Option into phantom stock units, having the same economic value and terms of such Stock Options and the value of which will thereafter be based on the market value of the ordinary shares of GEC, p.l.c. Except as provided in the Merger Agreement or as otherwise agreed to by the parties, (a) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its subsidiaries shall be terminated as of the Effective Time, and (b) following the Effective Time no holder of Stock Options or Restricted Stock or any participant in such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

  (10) Indemnification of Directors and Officers. In the Merger Agreement, the Purchaser has agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time. Parent shall cause to be maintained for a period of six years from the Effective Time the Company's current directors', officers' and employees' insurance and indemnification policy (the "D&O Insurance") and the current fiduciary liability insurance policy (the "Fiduciary Insurance") (provided that Parent may substitute therefor policies or financial guarantees with reputable and financially sound carriers or other obligors of at least the same coverage and amounts containing terms and conditions which are no less advantageous) to the extent that such insurance policies provide coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of the Merger Agreement, so long as the amount per annum to be paid by the Company after the date of the Merger Agreement for such D&O Insurance and Fiduciary Insurance is not greater than 200% of the current annual premiums paid by the Company for such insurance. Parent may cause to be obtained D&O Insurance and Fiduciary Insurance that satisfies the foregoing pursuant to which premiums are paid for the entire six-year period or, if applicable, for the remainder of such period. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount (including amounts paid by the Company after the date of the Merger Agreement) in excess of the per annum limit described above, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance and Fiduciary Insurance as can be obtained for the remainder of such six-year period (including amounts paid by the Company after the date of the Merger Agreement) not in excess of such limit on terms and conditions no less advantageous than the existing D&O Insurance and the existing Fiduciary Insurance, respectively.

  (11) Reasonable Efforts. The Merger Agreement provides that, subject to the terms of the Merger Agreement, each of the parties has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate and make effective as soon as reasonably practicable the transactions contemplated by the Merger Agreement; provided, that neither Parent nor any of its subsidiaries shall be required to divest any asset or enter into any consent decree.

  (12) Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time and/or any individuals designated by Parent shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time and/or any individuals designated by Parent shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualify.

  (13) Employment Agreements. Pursuant to the Merger Agreement, Parent acknowledged and agreed that all employment agreements, severance agreements, deferred compensation agreements and supplemental retirement agreements with employees of the Company and its subsidiaries set forth in the Company's Disclosure Letter (as defined in the Merger Agreement) will be binding and enforceable obligations of the Surviving Corporation to the same extent as they were binding and enforceable obligations of the Company and its subsidiaries as of the date of the Merger.

  (14) Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

  (15) Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board as described above under "Directors", the approval of a majority of the Independent Directors is required to amend the Merger Agreement, to terminate the Merger Agreement, or to waive any condition to the obligations of the Company.

 Stock Option Agreement.

  Pursuant to the Stock Option Agreement, the Company granted to the Purchaser an option ("Option") to purchase up to 19.9% of the outstanding Shares of the Company at a price per Share equal to the Offer Price. The Option is exercisable when the Termination Fee (a "Purchase Event") is payable under the Merger Agreement. In addition, the Option is exercisable following the Purchaser's acceptance of Shares for payment pursuant to the Offer to the extent the effect of such exercise would result in Parent owning, directly or indirectly, immediately after such exercise 90% of the then outstanding Shares. The Option terminates and is of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 15 months after the occurrence of a Purchase Event (including any Purchase Event occurring after termination of the Merger Agreement) and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of any Purchase Event, unless, in the case of this clause (iii), the Purchaser is or may be entitled to receive a Termination Fee under the Merger Agreement following such termination, subject to certain exceptions specified in the Stock Option Agreement, in which case the Option shall not terminate pursuant to this clause (iii) until the Purchaser could no longer under any circumstances become entitled to receive a Termination Fee. To the extent the exercise of the Option is the result of a Purchase Event, during the period commencing on such Purchase Event and ending on the termination of the Option, the Purchaser has the right in lieu of exercising the Option, to surrender the Option to the Company for cancellation in exchange for a cash payment at least equal to the value of the Option, subject to a minimal floor which guarantees the Option will have at least some value. In addition, to the extent the exercise of the Option is the result of a Purchase Event, in no event shall the profit that the Purchaser can make from the Option exceed, when aggregated with the Termination Fee, in the aggregate $135 million, plus an additional amount, not in excess of $22.5 million, as reimbursement for out-of-pocket fees and expenses incurred by Parent, Purchaser or their respective affiliates in connection with the transactions contemplated by the Merger Agreement and the Stock Option Agreement, including all fees and expenses of their counsel, accountants, investment bankers, experts and consultants (collectively "Expenses").

 The Stockholder Agreement.

  Pursuant to the Stockholder Agreement, each Founding Stockholder has agreed, among other things, to sell to the Purchaser all the Shares that he beneficially owns at a price per Share equal to the Offer Price. The Founding Stockholders have also agreed to tender such Shares in the Offer at a price per Share equal to the Offer Price if directed to do so by the Purchaser. In addition, each Founding Stockholder has granted the Purchaser an option to purchase all his Shares at a price per Share equal to the Offer Price under certain circumstances and subject to certain conditions.

  Each Founding Stockholder severally has agreed that: (a) such Founding Stockholder will not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of such Founding Stockholder's Shares to any person other than the Purchaser or the Purchaser's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to such Founding Stockholder's Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholder Agreement or the transactions contemplated thereby, (b) until the Merger is consummated or the Merger Agreement is terminated, such Founding Stockholder will not, nor will such Founding Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of such Founding Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (c) at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, such Founding Stockholder will, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) such Founding Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (d) at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which such Founding Stockholder's vote, consent or other approval is sought, such Founding Stockholder will vote (or cause to be voted) such Founding Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions"). The Stockholder Agreement provides that each Founding Stockholder executed the Stockholder Agreement solely in his or her capacity as the beneficial owner of such Founding Stockholder's Shares and nothing therein shall limit or affect any actions taken by a Founding Stockholder in its capacity as an officer or director of the Company or any subsidiary of the Company to the extent specifically permitted by the Merger Agreement.

  Under the Stockholder Agreement each Founding Stockholder has irrevocably granted to, and appointed, Patricia Hoffman and Thomas Edeus and any other individual who shall thereafter be designated by Parent, and each of them, such Founding Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Founding Stockholder, to vote such Founding Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

 Employment Agreements.

  The following are summaries of certain employment arrangements entered into by the Company with certain of its employees in conjunction with the execution of the Merger Agreement. Each of the following agreements are exhibits to the
Schedule 14D-9. In addition, it is anticipated that similar arrangements may be made with other employees of the Company prior to the completion of the Merger.

  Consulting Agreement with Eric Cooper. Dr. Eric Cooper has entered into a Consulting Agreement with the Company, dated April 26, 1999, pursuant to which he agreed that he will (i) retire from employment with the Company immediately prior to the closing of the Merger and (ii) waive any right to separation or other benefits under the Company's Change in Control Separation Plan (the "CIC Plan") (other than tax gross-up protection upon the imposition of excise taxes under Section 280G of the Internal Revenue Code of 1986 (the "Code") under certain circumstances). The Company agreed to retain Dr. Cooper as a consultant for a period of two years from the date of his retirement. In exchange for these consulting services, Dr. Cooper will receive a consulting fee of $300,000, all of which is payable upon the closing of the Merger. In addition, Dr. Cooper agrees that during the term of the agreement and for one year thereafter, he will refrain from competing against the Company, as well as from soliciting the Company's principal customers or employees. As consideration for these noncompetition and nonsolicitation agreements, the Company agreed to pay Dr. Cooper an additional $600,000 in a single lump-sum cash payment.

  Agreement with Thomas Gill. Mr. Thomas Gill entered into an agreement with the Company, dated April 26, 1999, that becomes effective immediately prior to the closing of the Merger. Under this agreement, Mr. Gill is to continue to be employed by the Company as President and Chief Executive Officer and act as a member of the Board for an indefinite term until terminated in accordance with the terms of the agreement. Mr. Gill agreed to waive any right to separation or other benefits under the CIC Plan (other than tax gross-up protection upon the imposition of excise taxes under Section 280G of the Code under certain circumstances). The agreement with Mr. Gill provides that Mr. Gill will receive, among other things, an initial annual base salary of $500,000, and that he will be entitled to participate in various benefit plans made available to senior executives of the Company. Mr. Gill will (contingent on his purchasing $1 million of ordinary shares of GEC, p.l.c. within 90 days after the effective date of the agreement) receive a grant of $1 million of restricted phantom shares of GEC, p.l.c. (to vest on the second anniversary of the effective date of the agreement) and a phantom option on the number of phantom shares of GEC, p.l.c. equal to $1 million divided by the fair market value of GEC, p.l.c. shares immediately following the closing of the Merger (to vest on the third anniversary of the effective date of the Merger) (in both cases, immediate vesting would occur at death, disability or termination upon a change of control or termination without cause or resignation for good reason). In addition, Mr. Gill agrees that during the term of the agreement and for 24 months following the date of termination of Mr. Gill's employment for any reason, he will refrain from competing against the Company, as well as from soliciting the Company's principal customers or employees. In the event that Mr. Gill's employment is terminated by the Company without cause, or he resigns from employment for good reason, prior to attaining age 65, subject to certain conditions, he will be eligible to receive a cash payment equal to his base compensation (two times his base compensation if such termination occurs during the first two years of the agreement, or thereafter within two years of a subsequent change in control), plus continuation of certain benefits; and as additional consideration for the confidentiality, noncompetition and nonsolicitation agreements, he will receive an additional cash payment equal to his base compensation.

  Agreement with Robert Sansom. Dr. Robert Sansom entered into an agreement with the Company, dated April 26, 1999, that becomes effective immediately prior to the closing of the Merger. Under this agreement, Dr. Sansom is to continue to be employed by the Company on substantially the same terms and conditions as in effect prior to the closing of the Merger. Dr. Sansom agreed to waive any right to separation or other benefits under the CIC Plan (other than tax gross-up protection upon the imposition of excise taxes under Section 280G of the Code under certain circumstances). The Company agreed that, at Dr. Sansom's election, to be made on or prior to December 31, 1999, it will enter into either a consulting agreement with Dr. Sansom with terms and conditions substantially the same as those in the agreement with Dr. Cooper described above, or an employment agreement with Dr. Sansom with terms and conditions substantially the same as those in the agreement with Mr. Bruce Haney described below. In addition, Dr. Sansom agreed that for 36 months following the effective date of this agreement, he will refrain from competing against the Company, as well as from soliciting the Company's principal customers or employees.

  Agreement with Bruce Haney. Mr. Bruce Haney entered into an agreement with the Company, dated April 26, 1999, that becomes effective immediately prior to the closing of the Merger. Under this agreement, Mr. Haney is to continue to be employed by the Company for an indefinite term until terminated in accordance with the terms of the agreement . Mr. Haney agreed to waive any right to separation or other benefits under the CIC Plan (other than tax gross-up protection upon the imposition of excise taxes under Section 280G of the Code under certain circumstances). The agreement provides that Mr. Haney will receive, among other things, an initial annual base salary of $275,000. He is also entitled to participate in short-term and long-term incentive compensation programs established by the Company for senior executives. Mr. Haney will receive a phantom option on the number of phantom shares of GEC, p.l.c. equal to twice his base salary divided by the fair market value of GEC, p.l.c. shares immediately following the closing of the Merger (to vest in 25% increments on each of the first four anniversaries of the effective date of the Merger; immediate vesting would occur at death, disability or termination without cause). In addition, Mr. Haney agreed that during the term of the agreement and for 12 months following the termination of his employment for any reason, he will refrain from competing against the Company, as well as from soliciting the Company's principal customers or employees. In the event that Mr. Haney's employment is terminated by the Company without cause, or he resigns from employment for good reason, prior to attaining age 65, subject to certain conditions, he will be eligible to receive a cash payment equal to his base compensation (two times his base compensation if such termination occurs during the first two years of the agreement), plus continuation of certain insurance benefits for two years; and as additional consideration for the confidentiality, noncompetition and nonsolicitation agreements, he will receive an additional cash payment equal to his base compensation.

  Agreements with Robert Musslewhite, Kevin Nigh, J. Niel Viljoen, Donal Byrne, Ronald McKenzie. Messrs. Musslewhite, Nigh, Viljoen, Byrne and McKenzie have each entered into agreements with the Company, each dated April 26, 1999, that become effective immediately prior to the closing of the Merger. Under these agreements, each of them are to continue to be employed by the Company as executives for an indefinite term until terminated in accordance with the terms of the agreement. These agreements have terms and conditions substantially the same as the agreement with Mr. Haney, except that upon termination by the Company of such party's employment without cause, such party will receive a cash payment equal to one year's base compensation, plus an additional one year's base salary as consideration for the confidentiality, noncompetition and nonsolicitation agreements.

  Confidentiality Agreement. Pursuant to the Confidentiality Agreement dated March 17, 1999, between GEC, p.l.c. and the Company (the "Confidentiality Agreement"), the Company and GEC, p.l.c. agreed to keep confidential certain information exchanged between such parties. The Confidentiality Agreement also contains customary non-solicitation and standstill provisions. The Merger Agreement provides that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect and that the parties shall comply with and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement until the Purchaser purchases a majority of the outstanding Shares pursuant to the Offer.

  Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the Offer Price or the Per Share Merger Consideration.

  If any holder of shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provide in the DGCL, the shares of such holder will be converted into the Per Share Merger Consideration in accordance with the Merger Agreement.

  The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

  Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger.

  Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

  Except as otherwise described in this Offer to Purchase, none of the Purchaser, Parent or GEC, p.l.c. have any current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.Dividends and Distributions

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

  If, on or after April 26, 1999, the Company should (a) split, combine or otherwise change the Shares of its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or
(c) issue or sell additional Shares (other than the issuance of Shares upon the exercise of Stock Options outstanding at April 26, 1999, in accordance with the terms thereof (as in effect on April 26, 1999)), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after April 26, 1999, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares or any additional Shares, shares of any other class of capital stock, other voting securities of any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation or transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.Certain Conditions of the Offer

  Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the Minimum Condition, the HSR Act Condition, the Exon-Florio Condition and the other Regulatory Conditions shall have been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment, or subject as aforesaid, pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Merger Agreement and before the acceptance of Shares for payment or the payment therefor, any of the following conditions exists:

    (a) any representation and warranty of the Company in the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of the date of the Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date) (provided that, in each case, the condition set forth in this clause (a) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company);

    (b) the Company shall have breached any of its covenants or agreements contained in the Agreement or the Stock Option Agreement which materially adversely affects (or materially delays) the consummation of the Offer;

    (c) there shall be threatened or pending any suit, action or proceeding by any governmental authority, or any suit, action or proceeding by any other person that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or the Purchaser of any shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or any of their respective subsidiaries or affiliates any damages in an amount that would result in a material adverse effect in respect of the Company, taken as a whole, and in the case of Parent or any of its subsidiaries or affiliates relating to the transactions contemplated by the Merger Agreement, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or (iii) which otherwise is reasonably likely to have a material adverse effect on the Company;

    (d) there shall be any statute, regulation, legislation, interpretation, judgment, order or injunction threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger by any governmental authority that has or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (c) above;

    (e) since the date of the Merger Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse effect on the Company;

    (f) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or in the United Kingdom, (ii) a declaration of a banking moratorium by any governmental authority or any suspension of payments by any governmental authority in respect of banks in the United States or in the United Kingdom, (iii) any general limitation (whether or not mandatory) by any governmental authority in the United States or in the United Kingdom on the extension of credit by banks or other lending institutions or (iv) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

    (g) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than the Purchaser, any of its affiliates, or any group of which any of them is a member shall have acquired beneficial ownership of more than 15 percent of the outstanding Shares or shall have entered into a definitive agreement or any agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries; or

    (h) the Merger Agreement shall have been terminated in accordance with its terms;

  which, in the sole and reasonable judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole and reasonable judgment; provided that the Minimum Condition may be waived or modified only by the mutual consent of the Purchaser and the Company. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.Certain Legal Matters

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, none of the Purchaser, Parent or GEC, p.l.c. is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser, Parent and GEC, p.l.c. currently contemplate that such approval or the action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that make the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain circumstances. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) for a period of three years from the time such interested stockholders became the holders of 15% or more of such Shares unless, among other things, the corporation's board of directors had given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder". The Board has approved the Merger Agreement and the Stockholder Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore,
Section 203 of the DGCL is inapplicable to the Merger.

Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity of applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchaser nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

  Antitrust.

  United States Antitrust Law. Under the provisions of the HSR applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by GEC, p.l.c. of a Notification and Report Form with respect to the Offer, unless GEC, p.l.c. receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. GEC, p.l.c. is in the process of making such filing, If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from GEC, p.l.c. concerning the Offer, the waiting will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by GEC, p.l.c. with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of GEC, p.l.c. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction which such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offeror the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or GEC, p.l.c. or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon a preliminary examination of information provided by the Company relating to the businesses in which GEC, p.l.c. and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  UK Competition Law. Under the UK Fair Trading Act 1973, the OFT has jurisdiction to investigate the proposed acquisition of the Company. The OFT will then advise the Secretary of State whether to refer the proposed acquisition to the U.K. Competition Commission. There is an informal timetable of up to forty five working days from the date of notification for the Secretary of State to make his decision. If the proposed acquisition is referred to the U.K. Competition Commission, the U.K. Competition Commission has a maximum of six months (which is extendible by one additional period of no more than three months) to investigate the acquisition and report to the Secretary of State. If the U.K. Competition Commission determines that the acquisition is likely to operate against the public interest, the Secretary of State may prohibit the acquisition or require undertakings and/or divestments from GEC, p.l.c. It is possible to consummate the Offer prior to receiving clearance in respect of the foregoing, if the Purchaser should wish to do so.

  German Competition Law. The proposed acquisition of the Company may be required to be notified to the FCO pursuant to section 39 of the German Act. The Offer may not be consummated until confirmation is received from the FCO that the conditions for a prohibition in section 36 paragraph 1 of the German Act are not fulfilled or, if no such confirmation is received, that the one month time limit (from the date of notification) as laid down in section 40 paragraph 1 of the German Act has expired without the parties having been notified by the FCO that it has entered into a detailed examination of the proposed acquisition of the Company (which may take a maximum of a further three months). If the conditions for a prohibition in section 36 paragraph 1 of the German Act are fulfilled, the FCO must prohibit the consummation of the Offer.

  Irish Competition Law. The proposed acquisition of the Company must be notified to the Irish Minister pursuant to the Irish Takeovers Act. The Irish Minister has 30 days from the date of notification in which to decide whether to institute further proceedings by referring the proposed acquisition to the Irish Competition Authority. The Irish Minister has an additional two months in which to decide whether or not to issue an order prohibiting the proposed acquisition (or issuing a conditional order). If additional information is required in the initial 30-day period, that 30-day period will only continue on receipt of the requested information. The proposed transaction may not be consummated unless the Irish Minister has stated in writing that she has decided not to issue an order prohibiting the proposed acquisition or has decided to issue a conditional order or does not refer the proposed acquisition to the Irish Competition Authority (whichever occurs first).

  Italian Competition Law. Under Law no. 287 of October 10, 1990, the proposed acquisition must also be notified to the Italian Authority. The Italian Authority has 30 days from the date of notification (with the ability to suspend such 30-day term is the information supplied with the notification is incomplete) in which to decide whether to institute such an investigation (which may take a maximum of a further 75 days, in the case of an opening of a second stage investigation), but there is no prohibition on consummating the Offer prior to receiving clearance, if the Purchaser should wish to do so. If the Italian Authority concludes that the acquisition will create or strengthen a dominant position as a result of which competition is eliminated or substantially reduced in the Italian market, the Italian Authority may prohibit consummation of the Offer, permit consummation subject to conditions or, if the Offer has already been consummated, order divestment.

  Swedish Competition Law. Under Section 37 of the Swedish Competition Act, the proposed acquisition must be notified to the SCA. The SCA must no later than 30 calendar days after the receipt of a complete notification either adopt a clearance decision or a decision to initiate a phase two investigation. During this initial 30-day investigation period, the parties may not take actions to implement the transaction. If the SCA has decided to proceed with a phase two investigation, it must within three months from such a decision either adopt a clearance decision or initiate proceedings before the District Court of Stockholm (this time limit may exceptionally be extended). If the conditions in Section 34 of the Swedish Competition Act are fulfilled, the Court must prohibit the transaction.

 Other Laws.

  Exon-Florio Act. The Exon-Florio Act applies to all acquisitions proposed or pending on or after August 23, 1988, by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The Exon-Florio Act empowers the President of the United States to prohibit or suspend mergers, acquisitions or takeovers by or with foreign persons if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security.

  The President has designated CFIUS as the agency authorized under the Exon-Florio Act to receive notices and other information and to conduct a review process which consists of a determination whether an investigation should be undertaken and making any such investigation. Any determination by CFIUS that an investigation is called for must be made within thirty days after its acceptance of written notification concerning a proposed transaction. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within forty-five days after such determination. Upon completion or termination of any such investigation, CFIUS must report to the President and present its recommendation. The President then has fifteen days in which to suspend or prohibit the proposed transaction or to seek other appropriate relief. In order for the President to exercise his authority to suspend or prohibit a proposed transaction, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than the Exon-Florio Act and the International Emergency Economic Powers Act do not in the President's judgment provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. Such findings are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Act. The Exon-Florio Act does not obligate the parties to a proposed acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted to CFIUS, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Act, unless it is determined that CFIUS does not have jurisdiction over the transaction.

  The Purchaser and the Company will make a filing under the Exon-Florio Act. There can be no assurance that CFIUS will not determine to conduct an investigation of the proposed acquisition of the Company and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. If the results of such investigation are adverse to the Purchaser, the Purchaser is not obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

16.Fees and Expenses

  Warburg Dillon Read is acting as Dealer Manager in connection with the Purchaser's acquisition of the Company and is acting as financial advisor to GEC, p.l.c. in connection with the Offer. Warburg Dillon Read will receive customary compensation for its services as financial advisor and Dealer Manager in connection with the Offer. GEC, p.l.c. has also agreed to reimburse Warburg Dillon Read for its reasonable out-of-pocket expenses related to such services, including the reasonable fees and expenses of its counsel, and to indemnify Warburg Dillon Read and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

  The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

  None of the Purchaser, Parent or GEC, p.l.c. will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, Parent or GEC, p.l.c. becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser reserves the right to amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser, Parent or GEC, p.l.c. not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser, Parent and GEC, p.l.c. have filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing such additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          GEC ACQUISITION CORP.

April 30, 1999

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                     GEC, P.L.C., PARENT AND THE PURCHASER

Directors and Executive Officers of The General Electric Company, p.l.c.

  The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of The General Electric Company, p.l.c. All the directors and officers listed below are citizens of the United Kingdom, except for Mr. Seitz, who is a citizen of the United States. Directors are indicated by an asterisk.

                                          Present Principal Occupation or Employment
     Name and Business Address                 and Five-Year Employment History
------------------------------------ ----------------------------------------------------
Sir Roger Hurn*                      Chairman of The General Electric Company, p.l.c.
The General Electric Company, p.l.c. (1998-present);
One Bruton Street                    Chairman of Smiths Industries plc (1994-1998).
London, WIX 8AQ (England)
Lord Simpson of Dunkeld*             Executive Director and Chief Executive of The
The General Electric Company, p.l.c. General Electric Company, p.l.c. (1996-present);
One Bruton Street                    Chief Executive of Lucas Industries plc (1994-1996).
London, WIX 8AQ (England)
Ronald Edward Artus*                 Non-executive Director and Deputy Chairman of The
8 Mercers Place                      Securities and Futures Authority Limited (1994-
Brook Green                          present).
London, W6 7B (England)
William Martin Castell*              Chief Executive of Nycomed Amersham plc (formerly
Nycomed Amersham plc                 Amersham International plc) (1994-present).
Little Chalfont
Buckinghamshire, HP7 9NA
(England)
The Rt Hon The Baroness Dunn*        Executive Director of John Swire & Sons Ltd. (1996-
John Swire & Sons Ltd.               present); Senior Member of The Hong Kong Executive
59 Buckingham Gate                   Council (1994-1995).
London, SW1E 6AJ (England)
Peter Oliver Gershon*                Executive Director of The General Electric Company,
Marconi Electronic Systems Limited   p.l.c. (1994-present); Managing Director of Marconi
The Grove, Warren Lane               Electronic Systems Limited (formerly GEC-Marconi
Stanmore, Middlesex HA7 4LY          Limited) (1994-present).
(England)
Sir Christopher Harding*             Chairman of United Utilities PLC (1997-present);
United Utilities PLC 55 Grosvenor    Chairman of Legal & General Group Plc (1994-
Street London, WIX 9DA (England)     present).
Michael Lester*                      Executive Director of The General Electric Company,
The General Electric Company, p.l.c. p.l.c. (1994-present); Vice Chairman of The General
One Bruton Street                    Electric Company, p.l.c. (1994-present).
London, WIX 8AQ (England)

                                          Present Principal Occupation or Employment
     Name and Business Address                 and Five-Year Employment History
------------------------------------ ----------------------------------------------------
Sir Charles Masefield*               Executive Director and Vice Chairman of The General
The General Electric Company, p.l.c. Electric Company, p.l.c. (1998-present); Head of
One Bruton Street                    Defence Export Services at the U.K. Ministry of
London WIX 8AQ (England)             Defence (1994-1998).
John Charles Mayo*                   Finance Director of The General Electric Company,
The General Electric Company, p.l.c. p.l.c. (1997-present); Finance Director of ZENECA
One Bruton Street                    Group PLC (1994-1997).
London, WIX 8AQ (England)
Robert Ian Meakin*                   Executive Director of The General Electric Company,
The General Electric Company, p.l.c. p.l.c. (1998-present); Personnel Director of The
One Bruton Street                    General Electric Company, p.l.c. (1996-present);
London, WIX 8AQ (England)            Personnel Director of British Aerospace PLC (1994-
                                     1996).
                                     Chairman of WS Atkins plc (1997-present); Deputy
Dr. Alan Walter Rudge*               Chief Executive of British Telecommunications plc
WS Atkins plc                        (1996-1997); Managing Director, Development and
77 Cornhill                          Procurement, of British Telecommunications plc
London, EC3V 3QQ (England)           (1994-1995).
Hon Raymond G. H. Seitz*             Vice Chairman of Lehman Brothers International
Lehman Brothers International        (Europe) (1995-present); American Ambassador to the
One Broadgate                        Court of St. James's (1994).
London, EC2M 7HA (England)
Nigel John Stapleton*                Chief Executive of Reed Elsevier plc (1998-present);
Reed Elsevier plc                    Chairman of Reed Elsevier plc (1996-1998); Chief
25 Victoria Street                   Financial Officer of Reed Elsevier plc (1994-1996).
London, SW1H OEX (England)
Norman Charles Porter                Secretary of The General Electric Company, p.l.c.
The General Electric Company, p.l.c. (1994-present).
One Bruton Street
London, WIX 8AQ (England)

Directors and Executive Officers of GEC Incorporated

  The following table sets forth the name, business address, present occupation or employment and five-year employment history of each of the directors and executive officers of GEC Incorporated. All the directors and officers listed below are citizens of the United States, except for Mr. Lester, who is a citizen of the United Kingdom. Directors are indicated by an asterisk.

                                          Present Principal Occupation or Employment
     Name and Business Address                 and Five-Year Employment History
------------------------------------ ----------------------------------------------------
Michael Lester*                      Executive Director of The General Electric Company,
The General Electric Company, p.l.c. p.l.c. (1994-present); Vice Chairman of The General
One Bruton Street                    Electric Company, p.l.c. (1994-present).
London, WIX 8AQ (England)
William B. Korb*                     President and CEO of Gilbarco Inc. (1994-present).
Gilbarco Inc.
7300 W. Friendly Avenue
P.O. Box 22087
Greensboro, NC 27420
William Judson Cull, Sr.*            Vice President and General Counsel of Picker
Picker International, Inc.           International, Inc. (1994-present).
595 Miner Road
Highland Hts., OH 44143
Thomas R. Edeus                      Treasurer of GEC Incorporated (1997-present);
GEC Incorporated                     Videojet Systems International, Inc. (1997-present)
c/o Videojet Systems International,  and A. B. Dick Company (1994-1997).
Inc. 1500 Mittel Boulevard
Wood Dale, IL 60191-1073
Patricia A. Hoffman                  Secretary of GEC Incorporated (1997-present);
GEC Incorporated                     Attorney for Videojet Systems International, Inc.
c/o Videojet Systems International,  (1997-present) and A.B. Dick Company (1994-1997).
Inc.
1500 Mittel Boulevard
Wood Dale, IL 60191-1073

Directors and Executive Officers of GEC Acquisition Corp.

  The following table sets forth the name, business address, present occupation or employment and five-year employment history of each of the directors and executive officers of GEC Acquisition Corp. All the directors and officers listed below are citizens of the United States, except for Mr. Mayo, who is a citizen of the United Kingdom. Directors are indicated by an asterisk.

                                          Present Principal Occupation or Employment
     Name and Business Address                 and Five-Year Employment History
------------------------------------ ----------------------------------------------------
John Charles Mayo*                   President and Treasurer of GEC Acquisition Corp.
The General Electric Company, p.l.c. (1999-present); Finance Director of The General
One Bruton Street                    Electric Company, p.l.c. (1997-present); Finance
London, WIX 8AQ (England)            Director of ZENECA Group PLC (1994-1997).
William B. Korb*                     Vice President of GEC Acquisition Corp. (1999-
Gilbarco Inc.                        present); President and CEO of Gilbarco Inc. (1994-
7300 W. Friendly Avenue              present).
P.O. Box 22087
Greensboro, NC 27420
Patricia A. Hoffman*                 Vice President and Secretary of GEC Acquisition
GEC Incorporated                     Corp. (1999-present); Secretary of GEC Incorporated
c/o Videojet Systems International,  (1997-present); Attorney for Videojet Systems
Inc.                                 International, Inc. (1997-present) and A. B. Dick
1500 Mittel Boulevard                Company (1994-1997).
Wood Dale, IL 60191-1073

  Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

       By Facsimile                                    Confirm by Telephone:
    Transmission: (For
  Eligible Institutions
          Only)

                                                         (201) 296-4860

      (201) 296-4293

         By Mail:            By Overnight Courier:           By Hand:



 Reorganization Department      Reorganization       Reorganization Department
    P.O. Box 3301 South    Department 85 Challenger   120 Broadway 13th Floor
   Hackensack, NJ 07606      Road Mail Stop--Reorg      New York, NY 10271
                              Ridgefield Park, NJ
                                     07660

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           Georgeson & Company Inc.
                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                            Warburg Dillon Read LLC
                                299 Park Avenue
                           New York, New York 10171
                         Call Collect: (212) 821-2881